EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Franchuk Group of Money Mart Companies and Dollar Financial Corp.
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-123320 and No. 333-134262) and Form S-3 (No. 333-139580) of Dollar Financial Corp. of our report dated September 30, 2006 with respect to the combined balance sheet of 769515 Alberta Ltd., 360788 B.C. Ltd., 1008485 Alberta Ltd., 0729648 B.C. Ltd. and 632758 Alberta Ltd., including its wholly-owned subsidiary 1204594 Alberta Ltd., (collectively, the “Franchuk Group of Money Mart Companies”), as of August 31, 2006 and the related combined statements of operations and retained earnings (deficit) and cash flows for the year then ended, which report appears in the Form 8-K/A of Dollar Financial Corp. dated January 16, 2007.
KPMG LLP
/s/ KPMG LLP
Kamloops, Canada
January 16, 2007